UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Informationto be Included in Statements Filed
                        Pursuant to Rule 13d-1(b)(c), and
                           (d) and Amendments thereto
                        Filed Pursuant to Rule 13d-2(b)


                                Corgentech, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    21872P105
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 20 Pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners (SBIC), LLC
      13-3371826
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|

      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Delaware
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting  3,005,692 shares of Common Stock
Beneficially                  Power        (includes Options to purchase 40,000)
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive  3,005,692 shares of Common Stock
                              Power             (includes Options to purchase
                                                40,000 shares)
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned
      by Each Reporting Person                  3,005,692 shares of Common Stock

      Check box if the Aggregate Amount
      in Row (9) Excludes
10.   Certain Shares                            |_|
      (See Instructions)

11.   Percent of Class Represented by
      Amount in Row (9)                         10.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) 00

--------------------------------------------------------------------------------


                               Page 2 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors, L.P.
      13-4197054
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|

      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Delaware
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting  416,373 shares of Common Stock
Beneficially                  Power
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive
                              Power             416,373 shares of Common Stock
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned
      by Each Reporting Person                  416,373 shares of Common Stock

      Check box if the Aggregate Amount
      in Row (9) Excludes
10.   Certain Shares                            |_|
      (See Instructions)

11.   Percent of Class Represented by
      Amount in Row (9)                         1.5%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------


                               Page 3 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors A, L.P.
      26-0032493
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|

      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Delaware
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting  60,272 shares of Common Stock
Beneficially                  Power
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive
                              Power             60,272 shares of Common Stock
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned
      by Each Reporting Person                  60,272 shares of Common Stock

10.   Check box if the Aggregate Amount         |_|
      in Row (9) Excludes
      Certain Shares
      (See Instructions)

11.   Percent of Class Represented by
      Amount in Row (9)                         .2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------


                               Page 4 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman), L.P.
      26-0032493
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|

      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Cayman Islands
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting  210,213 shares of Common Stock
Beneficially                  Power
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive
                              Power             210,213 shares of Common Stock
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned
9.    by Each Reporting Person                  210,213 shares of Common Stock

      Check box if the Aggregate Amount         |_|
      in Row (9) Excludes
10.   Certain Shares
      (See Instructions)

      Percent of Class Represented by
11.   Amount in Row (9)                         .8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------


                               Page 5 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman),II L.P.
      26-0005546
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|

      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Cayman Islands
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting
Beneficially                  Power        23,465 shares of Common Stock
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive
                              Power             23,465 shares of Common Stock
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned
      by Each Reporting Person                  23,465 shares of Common Stock

      Check box if the Aggregate Amount
      in Row (9) Excludes
10.   Certain Shares                            |_|
      (See Instructions)

      Percent of Class Represented by
11.   Amount in Row (9)                         .1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------


                               Page 6 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Selldown), L.P.
      56-2489868
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  |_|
      (b)  |_|
--------------------------------------------------------------------------------
3.    SEC Use
      Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization

                                    Cayman Islands
--------------------------------------------------------------------------------
Number of Shares        5.    Sole Voting
Beneficially                  Power        150,204 shares of Common Stock
Owned by Each           --------------------------------------------------------
Reporting Person
With:                   6.    Shared Voting
                              Power
                         -------------------------------------------------------
                        7.    Sole Dispositive
                              Power             150,204 shares of Common Stock
                        --------------------------------------------------------
                        8.    Shared Dispositive
                              Power
--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned
      by Each Reporting Person                  150,204 shares of Common Stock

      Check box if the Aggregate Amount
      in Row (9) Excludes
10.   Certain Shares                            |_|
      (See Instructions)

      Percent of Class Represented by
11.   Amount in Row (9)                         .5%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions) PN

--------------------------------------------------------------------------------



                               Page 7 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

Item 1.

      (a)   Name of Issuer:

            Corgentech, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            650 Gateway Boulevard
            San Francisco, CA 04080

Item 2.

      (a)   Name of Person Filing:

            J.P. Morgan Partners (SBIC), LLC
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman") J.P. Morgan Partners Global Investors (Cayman) II, L.P.
            ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Selldown), L.P.
            ("JPMP Selldown")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

Address of Principal Business Office or, if none, Residence:

c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, New York  10020

      See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (b)   Citizenship:

            Delaware

      (c)   Title of Class of Securities (of Issuer):

            Common Stock

      (d)   CUSIP Number:

            21872p105

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            JPMP (SBIC): 3,005,692 (includes options to purchase 40,000 shares held in a voting trust)
            JPMP Global: 416,373
            JPMP Global A: 60,272


                              Page 8 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

            JPMP Cayman: 210,213
            JPMP Cayman II: 23,465
            JPMP Selldown: 150,204

      (b)   Percent of Class:

            JPMP (SBIC):             10.8% (as of December 31, 2004)
            JPMP Global:              1.5% (as of December 31, 2004)
            JPMP Global A:             .2% (as of December 31, 2004)
            JPMP Cayman:               .8% (as of December 31, 2004)
            JPMP Cayman II:            .1% (as of December 31, 2004)
            JPMP Selldown              .5% (as of December 31, 2004)

      (c)   Number of shares as to which such person has:

      (i)   JPMP (SBIC):      3,005,692 (includes options to purchase
                              40,000 shares held in a voting trust)
            JPMP Global:      416,373
            JPMP  Global A:   60,272
            JPMP  Cayman:     210,213
            JPMP  Cayman II:  23,465
            JPMP  Selldown:   150,204

      (ii)  Not applicable

      (iii) JPMP (SBIC):      10.8% (as of December 31, 2004)
            JPMP  Global:     1.5% (as of December 31, 2004)
            JPMP  Global A:    .2% (as of December 31, 2004)
            JPMP  Cayman:      .8% (as of December 31, 2004)
            JPMP  Cayman II:   .1% (as of December 31, 2004)
            JPMP  Selldown     .5% (as of December 31, 2004)

      (iv)  Not applicable

Item 5. Ownership of Five Percent or Less of a Class

        Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.

Item 8. Identification and Classification of Members of the Group

        Not applicable.

Item 9. Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        Not applicable

                              Page 9 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005


                                       J.P. MORGAN PARTNERS (SBIC), LLC


                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                       Title: President


                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS,
                                       L.P.

                                       By:  JPMP Global Investors, L.P.,
                                                its General Partner

                                       By:  JPMP Capital Corp.,
                                                its General Partner



                                       By:/s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President


                                       J.P, MORGAN PARTNERS GLOBAL
                                       INVESTORS A, L.P.


                                       By:  JPMP Global Investors, L.P.,
                                                its General Partner

                                       By:  JPMP Capital Corp.,
                                                its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President


                               Page 10 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105


                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (CAYMAN), L.P.


                                       By:  JPMP Global Investors, L.P.,
                                       its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By:    /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President

                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (CAYMAN) II, L.P.


                                       By:  JPMP Global Investors, L.P.,
                                                its General Partner

                                       By:  JPMP Capital Corp.,
                                                its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                                Title: President


                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (SELLDOWN), L.P.



                                       By:  JPMP Global Investors, L.P.,
                                                its General Partner

                                       By:  JPMP Capital Corp.,
                                                its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                                Title: President


                               Page 11 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                  EXHIBIT 2(a)

Item 2. Identity and Background.

            This statement is being filed by J.P. Morgan Partners (SBIC), LLC, a Delaware limited liability company (hereinafter referred to as "JPMP (SBIC)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (SBIC) is engaged in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP
(SBIC).

            This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (SBIC); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(SBIC); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (SBIC); J.P. Morgan Partners Global Investors (Selldown), L.P. ("JPMP Selldown") and collectively with JPMP Global, JPMP Global A, JPMP Cayman and JPMP Cayman II the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (SBIC) ). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (SBIC). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities.

            The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (SBIC), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp.

            JPMP Capital is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule C hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.


                               Page 12 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                  EXHIBIT 2(b)

                             JOINT FILING AGREEMENT

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14th day of February, 2005.


                                       J.P. MORGAN PARTNERS (SBIC), LLC


                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                       Title: Prsident


                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS,
                                       L.P.

                                       By:  JPMP Global Investors, L.P.,
                                            its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                      Title:  President




                               Page 13 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105


                                       J.P, MORGAN PARTNERS GLOBAL
                                       INVESTORS A, L.P.


                                       By:  JPMP Global Investors, L.P.,
                                            its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          ----------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President

                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (CAYMAN), L.P.


                                       By:  JPMP Global Investors, L.P.,
                                            its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          -------------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President


                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (CAYMAN) II, L.P.


                                       By:  JPMP Global Investors, L.P.,
                                            its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          -------------------------------------
                                       Name:  Jeffrey C. Walker
                                              Title: President


                               Page 14 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                       J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                       (SELLDOWN), L.P.


                                       By:  JPMP Global Investors, L.P.,
                                            its General Partner

                                       By:  JPMP Capital Corp.,
                                            its General Partner



                                       By: /s/ Jeffrey C. Walker
                                          --------------------------------------
                                       Name:  Jeffrey C. Walker
                                                Title: President


                               Page 15 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105


                                                                      SCHEDULE A

                        J.P. MORGAN PARTNERS (SBIC), LLC

                             Executive Officers(1)

President                                           Jeffrey C. Walker*
Chief Investment Officer                            Arnold L. Chavkin*
Managing Director                                   Srinivas Akkaraju*
Managing Director                                   Christopher Albinson*
Managing Director                                   Dr. Dana Beth Ardi*
Managing Director                                   Richard Aube*
Managing Director                                   Christopher C. Behrens*
Managing Director                                   John Breckenridge*
Managing Director                                   Julie Casella-Esposito*
Managing Director                                   Rodney A. Ferguson*
Managing Director                                   Cornell P. French*
Managing Director                                   Michael R. Hannon*
Managing Director                                   Matthew Lori*
Managing Director                                   Jonathan R. Lynch*
Managing Director                                   Bryan Martin*
Managing Director                                   Sunil Mishra*
Managing Director                                   Stephen P. Murray*
Managing Director                                   Timothy Purcell*
Managing Director                                   John Reardon*
Managing Director                                   Faith Rosenfeld*
Managing Director                                   Shahan D. Soghikian*
Managing Director                                   William Stueck*
Managing Director                                   Patrick J. Sullivan*
Managing Director                                   Timothy J. Walsh*
Managing Director                                   Richard D. Waters, Jr. *
Managing Director                                   Damion E. Wicker, M.D.*

                                  Directors(1)

                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                               Page 16 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                   SCHEDULE B

                               JPMP CAPITAL CORP.


                               Executive Officers(1)

Chief Executive Officer                            William B. Harrison**
President                                          Jeffrey C. Walker*
Chief Investment Officer                           Arnold L. Chavkin*
Managing Director                                  Srinivas Akkaraju*
Managing Director                                  Christopher Albinson*
Managing Director                                  Dr. Dana Beth Ardi*
Managing Director                                  Richard Aube*
Managing Director                                  Christopher C. Behrens*
Managing Director                                  John Breckenridge*
Managing Director                                  Julie Casella-Esposito*
Managing Director                                  Rodney A. Ferguson*
Managing Director                                  Cornell P. French*
Managing Director                                  Michael R. Hannon*
Managing Director                                  Matthew Lori*
Managing Director                                  Jonathan R. Lynch*
Managing Director                                  Bryan Martin*
Managing Director                                  Sunil Mishra*
Managing Director                                  Stephen P. Murray*
Managing Director                                  Timothy Purcell*
Managing Director                                  John Reardon*
Managing Director                                  Faith Rosenfeld*
Managing Director                                  Shahan D. Soghikian*
Managing Director                                  William Stueck*
Managing Director                                  Patrick J. Sullivan*
Managing Director                                  Timothy J. Walsh*
Managing Director                                  Richard D. Waters, Jr. *
Managing Director                                  Damion E. Wicker, M.D.*

                                  Directors(1)
                              William B. Harrison**
                               Jeffrey C. Walker*

----------

(1)   Each of whom is a United States citizen except for Mr. Irigoin.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

(1)   Each of whom is a United States citizen.


                               Page 17 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                                                      SCHEDULE C

                              JPMORGAN CHASE & CO.
                               Executive Officer(1)

Chairman of the Board and Chief Executive Officer     William B. Harrison Jr.*
President and Chief Operating Officer                 James Dimon*
Chief Information Officer                             Austin A. Adams*
Co-Chairman, Investment Bank                          Steven D. Black*
Chief Executive Officer, Card Services                William I. Campbell*
Chief Financial Officer                               Michael J. Cavanagh*
Chairman, West Coast Region                           David A. Coulter*
Director of Human Resources, Head of Real
  Estate/Facilities, General Services, Security       John J. Farrell*
Co-General Counsel                                    Joan Guggenheimer*
Director of Corporate Marketing and Communications    Frederick W. Hill*
Head, Commercial Banking                              Samuel Todd Maclin*
Head, Strategy and Business Development               Jay Mandelbaum*
Co-General Counsel                                    William H. McDavid*
Chief Executive Officer, Treasury &
  Securities Services                                 Heidi Miller*
Head, Retail Financial Services                       Charles W. Scharf*
Executive Vice President, Card Services               Richard J. Srednicki*
Head, Asset & Wealth Management                       James E. Staley*
Chief Risk Officer                                    Don M. Wilson III*
Co-Chairman, Investment Bank                          William T. Winters*

----------
(1)   Each of whom is a United States citizen.

* Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                               Page 18 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                     Directors(1)

Name                                 Principal Occupation or Employment;
                                     Business or Residence Address
--------------------------------------------------------------------------------
Hans W. Becherer                     Retired Chairman of the Board and
                                     Chief Executive Officer
                                     Deere & Company
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
John H. Biggs                        Former Chairman and CEO
                                     TIAA - CREF
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
Lawrence A. Bossidy                  Retired Chairman of the Board
                                     Honeywell International Inc.
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                      New York, New York 10017
--------------------------------------------------------------------------------
Stephen B. Burke                     President
                                     Comcast Cable Communications, Inc.
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown                       President
                                     Henry Crown and Company
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                          President and Chief Operating Officer
                                     JPMorgan Chase & Co.
                                     270 Park Avenue, 8th Floor
                                     New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter                      President and Trustee
                                     American Museum of Natural History
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
William H. Gray, III                 Retired President and Chief Executive
                                     Officer
                                     The College Fund/UNCF
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------

----------
(1)   Each of whom is a United States citizen.



                               Page 19 of 20 pages

                                   SCHEDULE 13G

Issuer: Corgentech, Inc.                                     CUSIP No: 21872P105

                                     Directors(1)

Name                                 Principal Occupation or Employment;
                                     Business or Residence Address
--------------------------------------------------------------------------------
William B. Harrison, Jr.             Chairman of the Board and Chief
                                     Executive Officer
                                     JPMorgan Chase & Co.
                                     270 Park Avenue, 8th Floor
                                     New York, New York  10017-2070
--------------------------------------------------------------------------------
Laban P. Jackson, Jr.                Chairman and Chief Executive Officer
                                     Clear Creek Properties, Inc.
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
Lee R. Raymond                       Chairman of the Board and Chief
                                     Executive Officer
                                     Exxon Mobil Corporation
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
John W. Kessler                      Owner
                                     John W. Kessler Company
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
Robert I. Lipp                       Chairman
                                     The St. Paul Travelers Companies, Inc.
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
Richard A. Monoogian                 Chairman and Chief Executive
                                     Officer
                                     Masco Corporation
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
David C. Novak                       Chairman and Chief Executive
                                     Officer
                                     Yum! Brands, Inc.
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------
John R. Stafford                     Retired Chairman of the Board
                                     Wyeth
                                     c/o JPMorgan Chase & Co.
                                     270 Park Avenue
                                     New York, New York 10017
--------------------------------------------------------------------------------


                               Page 20 of 20 pages